Exhibit 10.1
SUMMARY SHEET OF SALARY ACTIONS AFFECTING
NAMED EXECUTIVE OFFICERS
On July 18, 2005, the Compensation Committee of the Board of Directors of Nash-Finch Company reviewed officer compensation and approved increases in annual base salaries for the following named executive officers:

	Previous	New
Named Executive Officer(1)	Base Salary	Base Salary
Bruce A. Cross	$270,000	$300,000	(2)
Senior Vice President, Business Transformation

Kathleen E. McDermott	$285,000	$295,000
Senior Vice President, General Counsel & Secretary

(1)	No changes were made to the annual base salaries for Ron Marshall, Chief Executive Officer, James M. Patitucci, Executive Vice President, Merchandising and Marketing, and Michael J. Lewis, Executive Vice President, Retail Strategy.

(2)	As reported in a Current Report on Form 8-K filed August 15, 2005, Mr. Cross’ annual base salary was subsequently increased to $315,000 effective August 10, 2005 in connection with his promotion to Executive Vice President, Merchandising.